Exhibit 11.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Post-Qualification Amendment No. 1 to the Regulation A Offering Statement of Worthy Peer Capital, Inc., on Form 1-A, of our audit report dated March 10, 2017 with respect to our audit of the  financial statements of Worthy Peer Capital, Inc. as of December 31, 2016, and for the period from inception (June 9, 2016) to December 31, 2016.  We also consent to the reference to our firm as experts in accounting and auditing.

/s/ D’Arelli Pruzansky, PA

Certified Public Accountants

Coconut Creek, Florida

May 21, 2018